EXHIBIT 10.2

DELTA AIR LINES, INC. TRANSITION AWARD PROGRAM
AWARD AGREEMENT

Date of this Agreement:
Grant Date:
[Name]

This Award Agreement, [including Appendix A hereto] (the “Agreement”) describes some of the terms of your award (the “Award”) under the Delta Air Lines, Inc. Transition Award Program (which is subject to the Delta Air Lines, Inc. 2007 Performance Compensation Plan (the “2007 Performance Plan”)) (the “TAP”). Your Award is subject to the terms of the TAP and this Agreement. Capitalized terms that are used but not otherwise defined in this Agreement have the meaning set forth in the TAP. In order for this Award to remain effective, you must accept the Award in accordance with Section 9 below on or before the date that is 30 calendar days after the date of this Agreement (the “Acceptance Date”). If you do not accept the Award as required, the Award and this Agreement will become void and of no further effect as of 5:00 pm Eastern Time on the Acceptance Date.

1.Summary of Award. Your Award will include Restricted Stock and a Performance Award as described below. Terms applicable to your Award, including the lapsing of the Restrictions on your Restricted Stock and the vesting and form of payment, if any, of your Performance Award are included in the TAP. [Terms applicable to the vesting and payout of your Award upon a Termination of Employment are included in Appendix A to this Agreement.]

(a)    Restricted Stock. You are hereby awarded, on the Grant Date above (the “Grant Date”), Restricted Stock for [NUMBER] shares of Delta Common Stock, par value $0.0001 per share.

(b)    Performance Award. You are hereby awarded, on the Grant Date, a Performance Award in a dollar amount equal to 50% of your total TAP Target Award.  The total dollar amount of your Performance Award, at the target level, is set forth in the 2013 Annual Executive Compensation Statement provided to you by the Company, which relevant parts thereof are made a part of this Agreement and are incorporated into this Agreement by reference.

2.    Restrictive Covenants. In exchange for the Award, you hereby agree as follows:

(a)    Trade Secrets. You hereby acknowledge that during the term of your employment with Delta Air Lines, Inc., its subsidiaries and affiliates (“Delta”), you have acquired and will continue to acquire knowledge of secret, confidential and proprietary information regarding Delta and its business that fits within the definition of “trade secrets” under the law of the State of Georgia, including, without limitation, information regarding Delta's present and future operations, its financial operations, marketing plans and strategies, alliance agreements and relationships, its compensation and incentive programs for employees, and the business methods used by Delta and its employees, and other information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (each, a “Trade Secret”). You hereby agree that for so long as such information remains a Trade Secret as defined by Georgia law, you will hold in a fiduciary capacity for the benefit of Delta and shall not directly or indirectly make use of, on your own behalf or on behalf of others, any Trade Secret, or transmit, reveal or disclose any Trade Secret to any person, concern or entity. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets.

(b)    Confidential or Proprietary Information. You further agree that you will hold in a fiduciary capacity for the benefit of Delta, and, during the term of your employment with Delta and for the two year period after such employment terminates, shall not directly or indirectly use or disclose, any Confidential or Proprietary Information, as defined hereinafter, that you acquire (whether or not developed or compiled by you and whether or not you were authorized to have access to such Confidential or Proprietary Information) during the term of, in the course of, or as a result of your employment by Delta. Subject to the provisions set forth below, the term “Confidential or Proprietary Information” as used in this Agreement means the following secret, confidential and proprietary information of Delta not otherwise included in the definition of Trade Secret: all marketing, alliance, advertising and sales plans and strategies; all pricing information; all financial, advertising and product development plans and strategies; all compensation and incentive programs for employees; all alliance agreements, plans and processes; all plans, strategies, and agreements related to the sale of assets; all third party provider agreements, relationships, and strategies; all business methods and processes used by Delta and its employees; all personally identifiable information regarding Delta employees, contractors, and applicants; and all lists of actual or potential customers or suppliers maintained by Delta. The term “Confidential or Proprietary Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting confidential or proprietary information.

(c)    Employee/Customer Non-Solicitation Agreement. During the term of your employment with Delta and during the [two/one]-year period following the termination of such employment, you will not directly or indirectly (on your own behalf or on behalf of any other person, company, partnership, corporation or other entity), (i) employ or solicit for employment any individual who is a management or professional employee of Delta for employment with any entity or person other than Delta or solicit, encourage or induce any such person to terminate their employment with Delta or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of Delta to cease doing business with Delta, or in any way interfere with the relationship between Delta and any customer, supplier, licensee or other business relation of Delta. The restrictions set forth in clause (i) above shall be limited to those Delta management or professional employees who: (A) were employed by Delta during your employment in a supervisory or administrative job; and (B) with whom you had material professional contact during your employment with Delta.

(d)    Non-Competition Agreement.

(i)	You acknowledge and agree the following:

(A)	Delta competes in a worldwide air transportation market that includes passenger transportation and services, air cargo services, repair and maintenance of aircraft and staffing services for third parties, and vacation wholesale, refinery and private jet operations, and Delta's business plan is increasingly international in scope;

(B)
the airlines listed below are particular competitors to Delta, and employment or consulting with any of the listed entities would create more harm to Delta than relative to your possible employment or consulting with other entities; and

(C)
the restrictions imposed by this paragraph will not prevent you from earning a livelihood, given the large number of worldwide and domestic passenger and cargo air carriers not included in the list below.

(ii)
During the term of your employment with Delta and for the [two/one]-year period following the termination of such employment, you will not on your own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, whether as an employee, consultant, partner, or in any other capacity provide services that are the same or similar to the services of the type conducted, authorized, offered, or provided by you on the Grant Date (or within two years prior to your termination of employment), to any of the following entities, or the successors thereto, including any successor by merger or acquisition, which you hereby acknowledge are all competitors of Delta: AMR Corporation, American Airlines, Inc., Continental Airlines, Inc., Southwest Airlines Co., United Air Lines, Inc., United Continental Holdings, Inc., US Airways Group, Inc., US Airways, Inc., JetBlue Airways Corporation, AirTran Holdings, LLC, or AirTran Airways, Inc. This restriction will apply to the territory over which you have responsibility on the Grant Date (or had responsibility for at the time of your termination), which territory you acknowledge to be co-extensive with the cities encompassed by Delta's worldwide route structure, as it exists as of the Grant Date or the date of your termination, as appropriate.

(e)    Return of Property. You hereby agree that all property belonging to Delta, including records, files, memoranda, reports, personnel information (including benefit files, training records, customer lists, operating procedure manuals, safety manuals, financial statements, price lists and the like), relating to the business of Delta, with which you come in contact in the course of your employment (hereinafter “Delta's Materials”) shall, as between the parties hereto, remain the sole property of Delta. You hereby warrant that you shall promptly return all originals and copies of Delta's Materials to Delta at the time your employment terminates.

(f)    Cooperation. You hereby agree that you shall, both during and after your employment with Delta, to the extent requested in writing and reasonable under the circumstances, cooperate with and serve in any capacity requested by Delta in any pending or future litigation in which Delta has an interest, and regarding which you, by virtue of your employment with Delta, have knowledge or information relevant to the litigation.

(g)    Clawback. If you are an officer of Delta at or above the Vice President level, you hereby agree that if the Committee determines that you have engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of Delta's financial statements filed with the Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by you, including, without limitation, your Award, with respect to fiscal periods materially affected by the restatement and may recover from you all such incentive compensation to the extent the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to Delta under applicable law, including, disciplinary action up to and including termination of employment.

3.    Dispute Resolution.

(a)    Arbitration. You hereby agree that except as expressly set forth below, all disputes and any claims arising out of or under or relating to the Award or this Agreement, including without limitation any dispute or controversy as to the validity, interpretation, construction, application, performance, breach or enforcement of this Agreement, shall be submitted for, and settled by, mandatory, final and binding arbitration in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association. Unless an alternative locale is otherwise agreed in writing by the parties to this Agreement, the arbitration shall be conducted in the City of Wilmington, Delaware. The arbitrator will apply Delaware law to the merits of any dispute or claim without reference to rules of conflicts of law. Any award rendered by the arbitrator shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. You hereby consent to the personal jurisdiction of the state and federal courts in the State of Delaware, with venue in Wilmington, for any action or proceeding arising from or relating to any arbitration under this Agreement. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys' fees and expenses incurred in connection with the arbitration. However, Delta will pay all fees associated with the American Arbitration Association and the arbitrator. All parties must initial here for this Section 3 to be effective:

_________________________________[NAME]

______________________________Delta Air Lines, Inc.-Robert L. Kight-Vice President-Global HR Services & Labor Relations

(b)    Injunctive Relief in Aid of Arbitration; Forum Selection. You hereby acknowledge and agree that the provisions contained in Section 2 of this Agreement are reasonably necessary to protect the legitimate business interests of Delta, and that any breach of any of these provisions will result in immediate and irreparable injury to Delta for which monetary damages will not be an adequate remedy. You further acknowledge that if any such provision is breached or threatened to be breached, Delta will be entitled to seek a temporary restraining order, preliminary injunction or other equitable relief in aid of arbitration in any court of competent jurisdiction without the necessity of posting a bond, restraining you from continuing to commit any violation of the covenants, and you hereby irrevocably consent to the jurisdiction of the state and federal courts of the State of Delaware, with venue in Wilmington, which shall have jurisdiction to hear and determine any claim for a temporary restraining order, preliminary injunction or other equitable relief brought against you by Delta in aid of arbitration.

(c)    Consequences of Breach. Furthermore, you acknowledge that, in partial consideration for the Award described in the TAP and this Agreement, Delta is requiring that you agree to and comply with the terms of Section 2 and you hereby agree that without limiting any of the foregoing, should you violate any of the covenants included in Section 2 above, you will not be entitled to and shall not receive any Awards under the TAP and this Agreement and any outstanding Awards will be forfeited.

    (d)    Tolling. You further agree that in the event the enforceability of any of the restrictions as set forth in Section 2 of this Agreement are challenged and you are not preliminarily or otherwise enjoined from breaching such restriction(s) pending a final determination of the issues, then, if an arbitrator finds that the challenged restriction(s) is enforceable, any applicable time period related to the challenged restriction set forth in such Section shall be deemed tolled upon the filing of the arbitration or action seeking injunctive or other equitable relief in aid of arbitration, whichever is first in time, until the dispute is finally resolved and all periods of appeal have expired.

(e)    Governing Law. Unless governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws of that State.

(f)    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, YOU HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY DISPUTE CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF DELTA OR YOU, OR ANY EXERCISE BY DELTA OR YOU OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR DELTA TO ISSUE AND ACCEPT THIS AGREEMENT.

4.    Validity; Severability. In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions in this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

5.    Authority of the Committee. You acknowledge and agree that the Committee has the sole and complete authority and discretion to construe and interpret the terms of the TAP and this Agreement. All determinations of the Committee shall be final and binding for all purposes and upon all persons, including, without limitation, you and Delta, and your heirs and successors. The Committee shall be under no obligation to construe this Agreement or treat the

Award in a manner consistent with the treatment provided with respect to other Awards or Participants.
6.        Amendment. This Agreement may not be amended or modified except by written agreement signed by you and Delta; provided, however, you acknowledge and agree that Delta may unilaterally amend the clawback provision set forth in Section 2(g) of this Agreement to the extent required to be in compliance with any applicable law or regulation or Delta's internal clawback policy, as it may be amended from time to time.
7.    Acknowledgement. By signing this Agreement: (a) you acknowledge that you have had a full and adequate opportunity to read this Agreement and you agree with every term and provision herein, including without limitation, the terms of Sections 2, 3, 4, 5 and 6; (b) you acknowledge that you have received and had a full and adequate opportunity to read the TAP; (c) you agree, on behalf of yourself and on behalf of any designated beneficiary and your heirs, executors, administrators and personal representatives, to all of the terms and conditions contained in this Agreement and the TAP; and (d) you consent to receive all material regarding any awards under the TAP, including any prospectuses, electronically with an e‑mail notification to your work e‑mail address.
8.     Entire Agreement. This Agreement, together with the TAP (the terms of which are made a part of this Agreement and are incorporated into this Agreement by reference), constitute the entire agreement between you and Delta with respect to the Award.
9.    Acceptance of this Award. If you agree to all of the terms of this Agreement and would like to accept this Award, you must sign and date the Agreement where indicated below and, if you do not accept the Award electronically, return an original signed version of this Agreement to Mary Steele, either by hand or by mail to Department 936, P.O. Box 20706, Atlanta, Georgia 30320, as set forth on page 1 of this Agreement. If you have any questions regarding how to accept your Award, please contact Ms. Steele at (404) 715-6333. Delta hereby acknowledges and agrees that its legal obligation to make the Award to you shall become effective when you sign this Agreement.
10.    Electronic Signature. All references to signatures and delivery of documents in this Agreement can be satisfied by procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the TAP.

(Signature Page Follows)

You and Delta, each intending to be bound legally, agree to the matters set forth above by signing this Agreement, all as of the date set forth below.

DELTA AIR LINES, INC.

By________________________
Name:     Robert L. Kight
Title:    Vice President-Global HR Services &
Labor Relations

PARTICIPANT

___________________________________
[Name]

___________________________________
Date:

[APPENDIX A
The terms of this Appendix A shall apply to the Award set forth in the Agreement to which this Appendix is attached. Capitalized terms that are used but not otherwise defined in the Agreement have the meaning set forth in the TAP and the 2007 Performance Plan.

RESTRICTED STOCK
1.    Lapse of Restrictions/Forfeiture upon Termination of Employment. The Restricted Stock and the Restrictions set forth in the TAP are subject to the following terms and conditions, which terms and conditions shall supersede and replace Sections 4(a)(v) and (vi) of the TAP.
(a)    Qualifying Termination of Employment. Upon a Participant's Qualifying Termination of Employment (as such term is hereinafter defined), with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall lapse and be of no further force or effect as of the dates set forth in Section 4(a)(iv) of the TAP in the same manner and to the same extent as if the Participant's employment had continued.
(b)    Disqualifying Termination of Employment. Upon a Participant's Disqualifying Termination of Employment (as such term is hereinafter defined), any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.
(c)    Death or Disability. Upon a Participant's Termination of Employment due to death or Disability, the Restrictions shall immediately lapse and be of no further force or effect as of the date of such Termination of Employment.
(d)    Change in Control. Notwithstanding the forgoing and subject to Section 5 of the TAP, upon a Participant's Termination of Employment by the Company without Cause or by the Participant for Good Reason on or after a Change in Control but prior to the second anniversary of such Change in Control, any Restrictions in effect shall immediately lapse on the date of such Termination of Employment and be of no further force or effect as of such date.
2.    Definitions.
(a)    “Qualifying Termination of Employment” means a Participant's Termination of Employment (i) by the Company without Cause or (ii) by the Participant with or without Good Reason or by reason of Retirement.
(b)    Disqualifying Termination of Employment” means a Participant's Termination of Employment by the Company for Cause.
PERFORMANCE AWARD
1.    Accelerated Vesting/Forfeiture upon Termination of Employment-Excluding Return on Invested Capital). The portion of the Performance Award attributable to Average Annual Operating Income Margin and Customer Service Performance is subject to the following terms and conditions, which terms and conditions shall supersede and replace Section 4(b)(vii) of the TAP.

(a)    Qualifying Termination of Employment. Upon a Participant's Qualifying Termination of Employment, the Participant will remain eligible for any unpaid Performance Award attributable to Average Annual Operating Income Margin and Customer Service Performance, which award will vest and become payable under Section 4(b)(v) of the TAP in the same manner and to the same extent as if the Participant's employment had continued.
(b)    Disqualifying Termination of Employment. Upon a Participant's Disqualifying Termination of Employment, the Participant will immediately forfeit any unpaid portion of the Performance Award attributable to Average Annual Operating Income Margin and Customer Service Performance as of the date of such Termination of Employment.
(c)    Death or Disability. Upon a Participant's Termination of Employment due to death or Disability, the portion of the Participant's Performance Award attributable to Average Annual Operating Income Margin and Customer Service Performance will immediately become vested at the target level and such amount will be paid in cash as soon as practicable thereafter to the Participant or the Participant's estate, as applicable.
2.    Accelerated Vesting/Forfeiture upon Termination of Employment-Return on Invested Capital. The portion of the Performance Award attributable to Return on Invested Capital is subject to the following terms and conditions, which terms and conditions shall supersede and replace Section 4(b)(viii) of the TAP.
(a)    Qualifying Termination of Employment. Upon a Participant's Qualifying Termination of Employment, the Participant will remain eligible for any unpaid Performance Award attributable to Return on Invested Capital, including any Earned Awards, which award will vest and become payable under Section 4(b)(v) of the TAP in the same manner and to the same extent as if the Participant's employment had continued.
(b)    Disqualifying Termination of Employment. Upon a Participant's Disqualifying Termination of Employment, the Participant will immediately forfeit any unpaid portion of the Performance Award attributable to Return on Invested Capital, including any Earned Awards, as of the date of such Termination of Employment.
(c)    Death or Disability. Upon a Participant's Termination of Employment due to death or Disability, the Participant will be eligible to receive: (i)    payment of any Earned Awards, which Earned Awards will immediately become vested and such amount will be paid in cash as soon as practicable thereafter to the Participant or the Participant's estate, as applicable and (ii) with respect to any remaining ROIC Installment(s) outstanding as of the date of the Participant's Termination of Employment, the Participant's ROIC Installment(s) will immediately become vested at the target level and such amount will be paid in cash as soon as practicable thereafter to the Participant or the Participant's estate, as applicable.
3.    Change in Control. Notwithstanding the forgoing and subject to Section 5 of the TAP, upon a Participant's Termination of Employment by the Company without Cause or by the Participant for Good Reason on or after a Change in Control but prior to the second anniversary of such Change in Control, the Participant's outstanding Performance Award shall immediately become vested at the target level (or, with respect to any Earned Award, at the level at which it was earned) and such amount will be paid in cash to the Participant as soon as practicable. With respect to any Participant who incurs a Termination of Employment by the Company without Cause or who resigns for Good Reason prior to a Change in Control, if a Change in Control occurs thereafter during the Performance Period, such Participant's Performance Award, ROIC Installments and Earned Awards, if any, will immediately become vested and be paid in cash to the Participant as soon as practicable. This paragraph 3 shall supersede and replace Section 4(b)(ix) of the TAP.]